Exhibit 99.1

Twilio to Acquire Segment, the Market-leading Customer Data Platform

Accelerates Twilio’s Journey to Build the World’s Leading Customer Engagement Platform Trusted by Developers and Companies Globally

Data Platform Provides Businesses a Unified Customer View to Better Understand Customers and Engage More Effectively

Expands and Strengthens Use Cases Across Customer Service, Marketing, Sales, Product and Analytics

SAN FRANCISCO – Twilio (NYSE: TWLO) today announced that it has entered into a definitive agreement to acquire Segment for approximately $3.2 billion in Twilio Class A common stock, on a fully diluted and cash free, debt free basis. The transaction is expected to close in the fourth quarter of 2020.

“Data silos destroy great customer experiences,” said Jeff Lawson, co-founder and CEO of Twilio. “Segment lets developers and companies break down those silos and build a complete picture of their customer. Combined with Twilio’s Customer Engagement Platform, we can create more personalized, timely and impactful engagement across customer service, marketing, analytics, product and sales. We are thrilled to welcome Segment to the Twilio team.”

The businesses that deliver the best experiences are the ones that know their customers well and use customer data to provide more relevant interactions. However, wrangling these customer insights is extremely difficult as the information is typically spread across disparate systems and functions throughout an organization. By combining the market leaders in the cloud communication and customer data platform (CDP) spaces, Twilio can now alleviate this pain for businesses by delivering a single, unified view that helps companies better understand their customers in order to engage more effectively.

“Together, Twilio and Segment have an incredible opportunity to build the customer engagement platform of the future,” said Peter Reinhardt, Segment’s co-founder and CEO. “We created Segment to help businesses set themselves apart in the digital age and deliver rich, connected customer experiences built on high-quality data. By joining forces and applying our customer data platform to Twilio’s engagement cloud, we’ll be able to make the entire customer experience seamless from end-to-end.”

The transaction will accelerate Twilio’s growth with a combined total addressable market of $79 billion, bringing Twilio one step closer to achieving the company’s vision of becoming the world’s leading customer engagement platform trusted by developers and companies globally.

Details Regarding the Proposed Segment Acquisition

Twilio will acquire Segment for approximately $3.2 billion in Twilio Class A stock, and Segment will become a division of Twilio. The boards of directors of Twilio and Segment have each approved the transaction. An investor presentation about the transaction is available on our website here.

The transaction is expected to close during the fourth quarter of Twilio’s fiscal 2020, ending December 31, 2020, subject to the satisfaction of customary closing conditions. Morgan Stanley & Co. LLC is serving as exclusive financial advisor to Twilio and Cooley LLP as legal advisor. Qatalyst Partners is serving as exclusive financial advisor to Segment and Goodwin Procter LLP as legal advisor.

Additional details and information about the terms and conditions of the acquisition will be available in a current report on Form 8-K to be filed by Twilio with the Securities and Exchange Commission.

Conference Call Information

Twilio will host a conference call today, October 12, 2020, to discuss the Segment acquisition, at 5:30 a.m. (PT) / 8:30 a.m. (ET). A live webcast of the conference call, as well as a replay of the call, will be available at https://investors.twilio.com. The conference call can also be accessed by dialing (844) 453-4207 (United States) or (647) 253-8638 (non-U.S.), and entering passcode 4543526. Following the completion of the call through 11:59 p.m. (ET) on October 19, 2020, a replay will be available by dialing (800) 585-8367 (United States) or +1 (416) 621-4642 (non-U.S.) and entering passcode 4543526. Twilio intends to use its investor relations website, its Twitter feed (@twilio), and the Twitter feed of Twilio’s Chief Executive Officer, Jeff Lawson (@jeffiel), as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Segment

Segment is the world’s leading customer data platform (CDP). Our platform democratizes access to reliable data for all teams and offers a complete toolkit to standardize data collection, unify user records, and route customer data into any system where it’s needed. More than 20,000 companies like Intuit, FOX, Instacart, and Levi’s use Segment to make real-time decisions, accelerate growth, and deliver compelling user experiences.

About Twilio

Millions of developers around the world have used Twilio to unlock the magic of communications to improve any human experience. Twilio has democratized communications channels like voice, text, chat, video, and email by virtualizing the world’s communications infrastructure through APIs that are simple enough for any developer to use, yet robust enough to power the world’s most demanding applications. By making communications a part of every software developer’s toolkit, Twilio is enabling innovators across every industry — from emerging leaders to the world’s largest organizations — to reinvent how companies engage with their customers.

Safe Harbor for Forward-Looking Statements.

This press release contains forward-looking statements. All statements other than statements of historical fact, including statements regarding the anticipated benefits of the transaction, the expected acceleration of Twilio’s growth as a result of the transaction, Twilio’s ability to build the world’s leading customer engagement platform, expected synergies resulting from the transaction, expansion of Twilio’s total addressable market, and the expected timing to close the transaction, are forward-looking statements. These statements are subject to risks, uncertainties, and assumptions. Should any of these risks or uncertainties materialize, or should Twilio’s assumptions prove to be incorrect, actual results could differ materially from these statements. Important factors that could cause actual results to differ materially include the failure to achieve expected synergies and efficiencies of operations between Twilio and Segment; the ability of Twilio and Segment to successfully integrate their respective market opportunities, technology, products, personnel and operations; the failure to timely develop and achieve market acceptance of the combined customer engagement platform; the potential impact on the business of Segment as a result of the acquisition; the loss of any Segment customers; the ability to coordinate strategy and resources between Twilio and Segment; the ability of Twilio and Segment to retain and motivate key employees of Segment; and general economic conditions. Additional factors that could cause actual results to differ materially from these forward-looking statements are detailed from time to time in the reports Twilio files with the Securities and Exchange Commission (SEC), including in Twilio’s Annual Report on Form 10-K for the year ended December 31, 2019, and its Quarterly Reports on Form 10-Q. Copies of reports filed with the SEC are posted on Twilio’s website and are available from Twilio without charge. Except as required by law, Twilio assumes no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Please refer to the Form 8-K to be filed by Twilio on October 13, 2020 for additional information regarding the transaction.

Investor Contact:

Andrew Zilli

ir@twilio.com

or

Media Contact:

Carolyn Bos

press@twilio.com